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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                 ArQule, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  04269E107
                  --------------------------------------------
                                 (CUSIP Number)


        * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 04269E107                       13G                  Page 2 of 3 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Physica B.V.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) /  /
                                                             (b) /X /

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      The Netherlands
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                     907,734 shares
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   -0-
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                     907,734 shares
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                     -0-
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      907,734 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


      10.11%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


      CO
--------------------------------------------------------------------------------




                                     -2-
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Item 1(a)  NAME OF ISSUER: ArQule, Inc.


Item 1(b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
           200 Boston Avenue
           Medford, Massachusetts 02155

Item 2(a)  NAME OF PERSON FILING: Physica B.V.


Item 2(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:
           C.J. van Houtenlaan, 36
           1381 CD Weiss
           The Netherlands

Item 2(c)  CITIZENSHIP: Not Applicable


Item 2(d)  TITLE OF CLASS OF SECURITIES:  Common Stock, $.01 par value


Item 2(e)  CUSIP NUMBER: 04269E107


Item 3     TYPE OF REPORTING PERSON: Not Applicable


Item 4     OWNERSHIP:


          (a)  AMOUNT BENEFICIALLY OWNED: 907,734 shares


          (b)  PERCENT OF CLASS:  10.11%

          (c)  (i)     Sole Voting Power: 907,734 shares
               (ii)    Shared Voting Power: -0-
               (iii)   Sole Dispositive Power: 907,734 shares
               (iV)    Shared Dispositive Power: -0-

Item 5  Not Applicable

Item 6  Not Applicable

Item 7  Not Applicable

Item 8  Not Applicable

Item 9  Not Applicable

Item 10 Not Applicable

                                  SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is truer, complete and correct.

                                        Feb. 11th, 1997
                                        ---------------
                                            Date

                                        PHYSICA B.V.

                                        /s/ Dr. Jan Willem Frederick van Ingen
                                        --------------------------------------
                                            Dr. Jan Willem Frederick van Ingen
                                                Director







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